Exhibit 99.7

Consent of Cantor Fitzgerald & Co.

The Board of Directors

Signal Genetics, Inc.

5740 Fleet Street

Carlsbad, CA 92008

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated October 31, 2016 to the Board of Directors (in its capacity as such) of Signal Genetics, Inc. (“Signal”) included as Annex H, and to the references thereto under the captions “Prospectus Summary – Opinion of Signal Financial Advisor” and “The Merger - Opinion of Signal Financial Advisor” in the proxy statement/prospectus/information statement relating to the proposed merger transaction involving Signal and Miragen Therapeutics, Inc., which proxy statement/prospectus/information statement forms a party of this Registration Statement on Form S-4 of Signal. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

CANTOR FITZGERALD & CO.

By: /s/Sage Kelly
Name:	Sage Kelly
Title: Head of Investment Banking

New York, New York

December 2, 2016